FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

             Chief Financial Officer                                                                                                904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2021

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; March 2, 2022 –

Fourth Quarter Operational Highlights

•	Dock 79 ended the reporting period with residential occupancy above 94% for the fifth straight quarter
•	Completed construction on two spec buildings at Hollander and transferred them to Asset Management
•	At Bryant Street, construction is complete on and leasing is underway at the third residential building, Chase 1A. Construction is also complete on the fourth building where the Alamo Drafthouse theater is now open and operating
•	Finished construction on Riverside, our joint venture in Greenville, SC

Fourth Quarter Consolidated Results of Operations

Net loss attributable to the Company for the fourth quarter of 2021 was $(592,000) or $(.06) per share versus net income of $1,493,000 or $.16 per share in the same period last year. The fourth quarter of 2021 was impacted by the following items:

•	The quarter includes $659,000 amortization expense of the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture.
•	Operating expenses includes $807,000 expense for non-refundable deposit of $500,000 and due diligence costs on a potential warehouse property where the acquisition has recently been determined to be considered less than probable. The same quarter last year included a $250,000 credit for settlement of environmental claims on our Anacostia property.
•	Interest income decreased $651,000 due to bond maturities and the repayment of the Company’s preferred interest in The Maren upon the building’s refinancing.
•	Interest expense decreased $439,000 as the same quarter last year included $902,000 accelerated amortization of deferred loan fees at Dock 79 in anticipation of early refinancing in the first quarter of 2021. The current quarter includes interest on The Maren’s debt due to consolidation in April partially offset by a lower interest rate on the refinanced Dock 79 debt.

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Fourth Quarter Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $656,000, down $2,000 or .3%, over the same period last year. Operating loss was $(77,000), down $113,000 from an operating profit of $36,000 in the same quarter last year. This loss is primarily attributable to the addition this quarter of two new spec buildings to this segment and the increase in deprecation associated with these new assets. At quarter end, Cranberry Run, a five-building industrial park in Harford County, Maryland totaling 267,737 square feet of industrial/flex space and at quarter end was 100% leased and 81% occupied compared to 87.6% leased and occupied at the end of the same quarter last year. As alluded to previously, during the quarter we completed construction on two buildings in our Hollander Business Park, totaling 145,590 square feet. At quarter end, these assets were 29.1% leased. Our other two properties remain substantially leased during both periods, with 34 Loveton 95.1% occupied and Vulcan’s former Jacksonville office (now a vacant lot), fully leased through March 2026.

Mining Royalty Lands Segment:

Total revenues in this segment were $2,267,000 versus $2,383,000 in the same period last year. Total operating profit in this segment was $1,967,000, a decrease of $122,000 versus $2,089,000 in the same period last year. This decrease is a result of Vulcan temporarily shifting operations off our segment of its quarry in Manassas last quarter as part of its mining plan.

Development Segment:

With respect to developments in the quarter on ongoing projects:

•	As referenced previously, during the fourth quarter, we completed construction on two industrial buildings totaling approximately 146,000 square feet at Hollander Business Park. These assets are now a part of the Asset Management segment. Construction on the build-to-suit building totaling 101,750 square feet continues and we estimate shell completion and occupancy in the fourth quarter of 2022.
•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” Of the $18.5 million in committed capital to the project, $15.9 million in principal draws have taken place to date. Through the end of the fourth quarter, 34 of the 187 units have been sold, and we have received $6,362,000 in preferred interest and principal to date.
•	The Coda, the first of our four buildings at Bryant Street joint venture, received a final certificate of occupancy on April 1, 2021, and leasing efforts are under way. At quarter end, the Coda was 93.5% leased and 95.5% occupied. Leasing began in August on the second building at Bryant Street, known as the Chase 1B. At quarter end, this building was 62.7% leased and 55.9% occupied. Leasing of the third building, the Chase 1A, began during the fourth quarter and at quarter end, this building was 16.3% leased and 6.4% occupied. The fourth building which is
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purely a commercial space is 90% leased to Alamo Draft House and opened in December. In total, at quarter end, all four buildings now have their certificate of occupancy, and Bryant Street’s 487 residential units are 56.1% leased and 50.9% occupied. Its commercial space is 82.5% leased and 61.7% occupied at quarter end.

•	We began construction on our 1800 Half Street joint venture project at the end of August 2020 and expect the building to be complete in the third quarter of 2022. As of the end of the fourth quarter, the project was 67.01% complete.
•	At quarter end, our first joint venture in Greenville, South Carolina is now complete and has received its final certificate of occupancy. Leasing began on Riverside in the third quarter and the building is 60% leased and 49% occupied. .408 Jackson is our second joint venture project in Greenville and is currently under construction. This project is 83.23% complete and we expect to complete construction and begin leasing in third quarter of 2022.

Stabilized Joint Venture Segment:

In March 2021, we reached stabilization on Phase II (The Maren) of the development known as RiverFront on the Anacostia in Washington, D.C. As such, as of March 31, 2021, the Company consolidated the assets (at current fair value based on appraisal), liabilities and operating results of the joint venture. Up through the first quarter of this year, accounting for The Maren was reflected in Equity in loss of joint ventures on the Consolidated Statements of Income. Starting April 1, 2021, all the revenue and expenses are accounted for in the same manner as Dock 79 in the stabilized joint venture segment.

Total revenues in this segment were $5,082,000, an increase of $2,560,000 versus $2,522,000 in the same period last year. The Maren’s revenue was $2,398,000 and Dock 79 revenues decreased $162,000. Total operating profit in this segment was $6,000, a decrease of $262,000 versus $268,000 in the same period last year. Net Operating Income this quarter for this segment was $3,132,000, up $1,580,000 or 101.8% compared to the same quarter last year due to The Maren’s consolidation into this segment.

At the end of December, The Maren was 94.70% leased and 94.70% occupied. Average residential occupancy for the quarter was 94.81%, and 65.22% of expiring leases renewed with no increase in rent due to the mandated rent freeze on renewals in DC. The Maren is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 70.41% ownership.

Dock 79’s average residential occupancy for the quarter was 95.59%, and at the end of the quarter, Dock 79’s residential units were 93.44% leased and 94.43% occupied. This quarter, 69.64% of expiring leases renewed with no increase in rent due to the mandated rent freeze on renewals in DC. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

Fourth quarter distributions from our CS1031 Hickory Creek DST investment were $86,000.

Calendar Year Operational Highlights

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•	Dock 79’s average occupancy for the year was above 95% for the second time ever
•	Third year in a row with mining royalties in excess of $9.4 million
•	Grew NOI by 22.11% from $17.05 million in 2020 to $20.82 million in 2021
•	With construction complete on both Bryant Street and Riverside, this year the Company added 687 residential units, an increase of 120.74% over last year

Calendar Year 2021 Consolidated Results of Operations

Net income attributable to the Company for 2021 was $28,215,000 or $3.00 per share versus $12,715,000 or $1.32 per share in the same period last year. The calendar year 2021 was impacted by the following items:

•	Gain of $51.1 million on the remeasurement of investment in The Maren real estate partnership, which is included in Income before income taxes. This gain on remeasurement is mitigated by a $10.1 million provision for taxes and $14.0 million attributable to noncontrolling interest.
•	The period includes $3,899,000 amortization expense of the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture.
•	Operating expenses includes $807,000 expense for non-refundable deposit of $500,000 and due diligence costs on a potential warehouse property where the acquisition has recently been determined to be considered less than probable. The prior year included a $250,000 credit for settlement of environmental claims on our Anacostia property.
•	Interest income decreased $3,200,000 due to bond maturities and the repayment of the Company’s preferred interest in The Maren upon the building’s refinancing.
•	Interest expense increased $1,204,000 due to interest on The Maren’s debt consolidated in April partially offset by a lower interest rate on Dock 79. The current year included a $900,000 prepayment penalty on Dock 79 while last year included $902,000 accelerated amortization of deferred loan fees at Dock 79 in anticipation of the early refinancing.
•	Gain from sale of real estate decreased $8,365,000. The year included $805,000 for an easement and sale of excess land in the Mining Royalty Lands Segment. The prior year included a gain of $9,170,000 primarily due to the sale of the three remaining lots at our Lakeside Business Park, 1801 62nd Street, our inactive and depleted quarry land at Gulf Hammock, and 87 acres from our Ft. Myers property.

Calendar Year 2021 Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $2,575,000, down $172,000 or 6.3%, over the same period last year due to the sale of our warehouse 1801 62nd Street in July 2020 which had $423,000 of revenues in the same period last year. Operating loss was $(231,000), up $(229,000) from an operating loss of $(2,000) in the same period last year primarily due to the sale of 1801 62nd Street.

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Mining Royalty Lands Segment:

Total revenues in this segment were $9,465,000 versus $9,477,000 in the same period last year. Total operating profit in this segment was $8,240,000, a decrease of $101,000 versus $8,341,000 in the same period last year.

Stabilized Joint Venture Segment:

Total revenues in this segment were $17,617,000, an increase of $7,410,000 versus $10,207,000 in the same period last year. The Maren’s revenue was $6,989,000 and Dock 79 revenues increased $422,000. Total operating loss in this segment was $(1,630,000), a decrease of $3,109,000 versus a profit of $1,479,000 in the same period last year. The period includes $3,899,000 amortization expense of the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture. Net Operating Income for this segment was $10,816,000, up $4,164,000 or 62.6% compared to the same period last year due to The Maren’s consolidation into this segment.

Since The Maren achieved stabilization on the last day of March, average residential occupancy is 94.84% and 67.40% of expiring leases have renewed with no increase in rent due to the mandated rent freeze on renewals in DC. The Maren is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 70.41% ownership.

Dock 79’s average residential occupancy for 2021 was 95.47%. Through the year, 62.20% of expiring leases renewed with no increase in rent due to the mandated rent freeze on renewals in DC. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

In March, we completed a refinancing of Dock 79 as well as securing permanent financing for The Maren. This $180 million loan ($92 million for Dock 79, $88 million for The Maren) lowers the interest rate at Dock 79 from 4.125% to 3.03%, defers any principal payments for 12 years for both properties, and repays the $13.75 million in preferred equity along with $2.3 million in accrued interest.

Distributions from our CS1031 Hickory Creek DST investment were $343,000 for 2021.

Impact of the COVID-19 Pandemic.

We have continued operations throughout the pandemic and have made every effort to act in accordance with national, state, and local regulations and guidelines. During 2020, Dock 79 and The Maren most directly suffered the impacts to our business from the pandemic due to our retail tenants being unable to operate at capacity, the lack of attendance at the Washington Nationals baseball park and the rent freeze imposed by the District. In 2021, the Delta and Omicron variants of the virus impacted our businesses, but because of the vaccine and efforts to reopen the economy, while still affected, they were not impacted to the extent that they were in 2020.  It is possible that this version of the virus and its succeeding variants

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may impact our ability to lease retail spaces in Washington, D.C. and Greenville.   We expect our business to be affected by the pandemic for as long as government intervention and regulation is required to combat the threat.

Summary and Outlook

Royalty revenue ended the year roughly flat compared to last year. While this is disappointing after the hot start this segment had to begin the year, it is understandable. Vulcan shifted most of its mining activity at Manassas to a different section of the pit, and as a result, our royalties at that location were down nearly $600,000 compared to last year. While this is a temporary setback as Vulcan will resume mining the majority of its material from our land in 2022, it demonstrates the resiliency of this segment. Despite a $600,000 hole in revenue from one location, revenues were more or less the same as the year before. In 2020, we saw similar resiliency. The loss of double minimums at our Lake Louisa site midway through 2019 left a $350,000 hole in revenue the next year. And yet in 2020, total revenue bounced back and even slightly improved. This was a very good year for this segment, and with the passage of the infrastructure bill, it is our expectation that 2022 will be even better.

For the fifth quarter in a row, Dock 79’s occupancy has been above 94% at quarter end, which is a first. We also achieved three straight quarters of average occupancy above 95% for the first time since the last three quarters of 2019. Average occupancy for the year was 95.47%. This is only the second time Dock has achieved an annual average occupancy rate above 95% and is in line with Dock 79’s highest annual occupancy (95.46%) back in 2019.

With The Maren’s stabilization at the end of March this year, we are now in our third reporting period with The Maren consolidated on to our books. Because of the increased depreciation and amortization attributable to the Company as a result of consolidating The Maren’s results into our income statement, the impact on net income may in fact be negative for some time, but the positive impact on our NOI and cash flow will be significant. The Maren was 94.70% leased and 94.70% occupied at quarter end, and its retail space is 100% leased. Build out of the retail space was completed January 1, 2022 and the retail tenant has moved in and is open for business. It has been over a year since the District put in place the “emergency” measures which have prevented us from raising rents on renewals. This has obviously mitigated our ability to grow NOI at Dock 79. With The Maren now going through its first generation of renewals, it too felt the effect of these emergency measures. Some of these measures were allowed to expire at the end of 2021. While evictions are still a long and complicated process, we can now increase rents on renewals which should help grow NOI for both buildings in 2022.

We remain pleased with the current direction of our asset management segment, particularly the industrial assets. The speed with which we leased up and then sold our building at 1801 62nd Street last year strengthened our commitment to industrial development. At Hollander Business Park, we have a build-to-suit under construction as well as the two spec buildings we finished building this quarter which are now leasing up. The build-to-suit project will complete any development at Hollander. Because of that, over the last 15 months, we have added 72 acres to our land bank which will be essential for future development.

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Looking back on where this Company was a year ago, the prevailing attitude was cautious optimism. We were counting our blessings after the first year of the pandemic but unclear what the future holds. At first blush, it feels a bit like same song, different verse. Covid continues to dominate headlines as well as everyday life and conversations; herd immunity remains a moving target and who knows what the future holds beyond Omicron. And yet upon closer inspection, we have experienced real progress over the last twelve months and have much to look forward to. 2020 was a chaotic and downright scary year where treading water felt like progress. In 2021, we saw the stabilization and consolidation of The Maren, the permanent financing of The Maren as well as the refinancing of Dock 79, construction completed on and leasing begin at both Bryant Street in DC and Riverside in Greenville. We finished construction on two spec buildings at Hollander, began construction on a third, and expanded our land bank to accommodate future development now that Hollander is tapped out. In short, 2021 was supposed to be a year of real growth, and we believe we have delivered on that. NOI expanded 22.11% from $17.05 million in 2020 to $20.82 in 2021. We increased our industrial square footage by 54.38% from 267,737 square feet to 413,327 square feet. Finally, we added 687 multi-family units to our portfolio, an increase of 120.74%. Looking forward into 2022, we will finish construction on and start leasing Half Street and .408 Jackson, finish construction on a build-to-suit, and in all likelihood start feeling the practical effects upon the mining royalties segment of the Infrastructure Investment and Jobs Act.

There are things that will continue to keep us up at night. We are still in a pandemic, and we still have buildings under development. Inflation is a concern for the first time in recent memory, a particularly meaningful concern as it related to interest rates. It is our plan to put our excess cash to use over the next year and beyond, but until the money is spent, we will continue to rely on it as a safety net.

Conference Call

The Company will also host a conference call on Thursday, March 3, 2022 at 2:00 p.m. (EST). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-343-1703 (passcode 48524) within the United States. International callers may dial 1-203-518-9895 (passcode 48524). Computer audio live streaming is available via the Internet through this link

https://www.connexcastpro.com/webcasts/cc/events/A37vI5.cfm. The same link may be used following the call to access the archived audio once the call is concluded. An audio replay will also be available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the impact of the COVID-19 Pandemic on our operations and financial results; the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area; demand for apartments in Washington D.C., Richmond, Virginia, and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact

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of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of a residential apartment building.

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2021	2020	2021	2020
Revenues:
Lease revenue	$6,132	3,470	21,755	14,106
Mining lands lease revenue	2,267	2,383	9,465	9,477
Total Revenues	8,399	5,853	31,220	23,583

Cost of operations:
Depreciation, depletion and amortization	3,110	1,422	12,737	5,828
Operating expenses	2,427	735	6,219	3,333
Property taxes	987	737	3,751	2,826
Management company indirect	1,031	743	3,168	2,951
Corporate expenses	585	661	3,071	3,511
Total cost of operations	8,140	4,298	28,946	18,449

Total operating profit	259	1,555	2,274	5,134

Net investment income, including realized gains of $0, $1, $0 and $298, respectively	849	1,500	4,215	7,415
Interest expense	(519)	(958)	(2,304)	(1,100)
Equity in loss of joint ventures	(1,757)	(1,917)	(5,754)	(5,690)
Gain on remeasurement of investment in real estate partnership	—	—	51,139	—
Gain (loss) on sale of real estate	—	(159)	805	9,170

Income (loss) before income taxes	(1,168)	21	50,375	14,929
Provision for (benefit from) income taxes	(219)	(954)	10,281	3,207

Net income (loss)	(949)	975	40,094	11,722
Gain (loss) attributable to noncontrolling interest	(357)	(518)	11,879	(993)
Net income (loss) attributable to the Company	$(592)	1,493	28,215	12,715

Earnings per common share:
Net income attributable to the Company-
Basic	$(0.06)	0.16	3.02	1.33
Diluted	$(0.06)	0.16	3.00	1.32

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,363	9,384	9,355	9,580
-diluted earnings per common share	9,363	9,412	9,397	9,609

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Asset Management Segment:

	Three months ended December 31
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$656	100.0%	658	100.0%	(2)	-0.3%

Depreciation, depletion and amortization	170	25.9%	123	18.7%	47	38.2%
Operating expenses	99	15.1%	98	14.9%	1	1.0%
Property taxes	39	6.0%	33	5.0%	6	18.2%
Management company indirect	264	40.2%	197	29.9%	67	34.0%
Corporate expense	161	24.5%	171	26.0%	(10)	-5.8%

Cost of operations	733	111.7%	622	94.5%	111	17.8%

Operating profit (loss)	$(77)	-11.7%	36	5.5%	(113)	-313.9%

Mining Royalty Lands Segment:

	Three months ended December 31
(dollars in thousands)	2021	%	2020	%	Change	%

Mining lands lease revenue	$2,267	100.0%	2,383	100.0%	(116)	-4.9%

Depreciation, depletion and amortization	38	1.7%	58	2.4%	(20)	-34.5%
Operating expenses	13	0.6%	31	1.3%	(18)	-58.1%
Property taxes	65	2.8%	76	3.2%	(11)	-14.5%
Management company indirect	124	5.5%	75	3.1%	49	65.3%
Corporate expense	60	2.6%	54	2.3%	6	11.1%

Cost of operations	300	13.2%	294	12.3%	6	2.0%

Operating profit	$1,967	86.8%	2,089	87.7%	(122)	-5.8%

Development Segment:

	Three months ended December 31
(dollars in thousands)	2021	2020	Change

Lease revenue	$394	290	104

Depreciation, depletion and amortization	49	54	(5)
Operating expenses	843	(96)	939
Property taxes	356	356	—
Management company indirect	493	416	77
Corporate expense	290	398	(108)

Cost of operations	2,031	1,128	903

Operating loss	$(1,637)	(838)	(799)

Equity in loss of Joint Venture	(1,887)	(1,996)	109
Interest earned	819	987	(168)

Loss from continuing operations before income taxes	$(2,705)	(1,847)	(858)
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Stabilized Joint Venture Segment:

	Three months ended December 31
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$5,082	100.0%	2,522	100.0%	2,560	101.5%

Depreciation, depletion and amortization	2,853	56.1%	1,187	47.1%	1,666	140.4%
Operating expenses	1,472	29.0%	702	27.8%	770	109.7%
Property taxes	527	10.4%	272	10.8%	255	93.8%
Management company indirect	150	3.0%	55	2.2%	95	172.7%
Corporate expense	74	1.4%	38	1.5%	36	94.7%

Cost of operations	5,076	99.9%	2,254	89.4%	2,822	125.2%

Operating profit	$6	0.1%	268	10.6%	(262)	-97.8%

Asset Management Segment:

	Twelve months ended December 31
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$2,575	100.0%	2,747	100.0%	(172)	-6.3%

Depreciation, depletion and amortization	578	22.4%	652	23.7%	(74)	-11.3%
Operating expenses	388	15.1%	430	15.7%	(42)	-9.8%
Property taxes	156	6.1%	124	4.5%	32	25.8%
Management company indirect	841	32.7%	634	23.1%	207	32.6%
Corporate expense	843	32.7%	909	33.1%	(66)	-7.3%

Cost of operations	2,806	109.0%	2,749	100.1%	57	2.1%

Operating loss	$(231)	-9.0%	(2)	-0.1%	(229)	11450.0%

Mining Royalty Lands Segment:

	Twelve months ended December 31
(dollars in thousands)	2021	%	2020	%	Change	%

Mining lands lease revenue	$9,465	100.0%	9,477	100.0%	(12)	-0.1%

Depreciation, depletion and amortization	199	2.1%	218	2.3%	(19)	-8.7%
Operating expenses	47	0.5%	74	0.8%	(27)	-36.5%
Property taxes	264	2.8%	267	2.8%	(3)	-1.1%
Management company indirect	397	4.2%	289	3.1%	108	37.4%
Corporate expense	318	3.3%	288	3.0%	30	10.4%

Cost of operations	1,225	12.9%	1,136	12.0%	89	7.8%

Operating profit	$8,240	87.1%	8,341	88.0%	(101)	-1.2%

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Development Segment:

	Twelve months ended December 31
(dollars in thousands)	2021	2020	Change

Lease revenue	$1,563	1,152	411

Depreciation, depletion and amortization	208	214	(6)
Operating expenses	976	319	657
Property taxes	1,438	1,375	63
Management company indirect	1,489	1,820	(331)
Corporate expense	1,557	2,108	(551)

Cost of operations	5,668	5,836	(168)

Operating loss	$(4,105)	(4,684)	579

Equity in loss of Joint Venture	(5,427)	(5,990)	563
Gain on sale of real estate	—	1,877	(1,877)
Interest earned	3,427	4,133	(706)

Loss from continuing operations before income taxes	$(6,105)	(4,664)	(1,441)

Stabilized Joint Venture Segment:

	Twelve months ended December 31
(dollars in thousands)	2021	%	2020	%	Change	%

Lease revenue	$17,617	100.0%	10,207	100.0%	7,410	72.6%

Depreciation, depletion and amortization	11,752	66.7%	4,744	46.5%	7,008	147.7%
Operating expenses	4,808	27.3%	2,510	24.6%	2,298	91.6%
Property taxes	1,893	10.8%	1,060	10.4%	833	78.6%
Management company indirect	441	2.5%	208	2.0%	233	112.0%
Corporate expense	353	2.0%	206	2.0%	147	71.4%

Cost of operations	19,247	109.3%	8,728	85.5%	10,519	120.5%

Operating profit (loss)	$(1,630)	-9.3%	1,479	14.5%	(3,109)	-210.2%

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measure included in this quarterly report is net operating income (NOI). FRP uses this non-GAAP financial measure to analyze its operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

12

Net Operating Income Reconciliation
Twelve months ended 12/31/21 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	(187)	(4,454)	37,472	6,587	676	40,094
Income Tax Allocation	(70)	(1,651)	9,490	2,443	69	10,281
Income (loss) before income taxes	(257)	(6,105)	46,962	9,030	745	50,375

Less:
Gain on remeasurement of real estate investment	—	—	51,139	—	—	51,139
Gain on investment land sold	—	—	—	831	—	831
Unrealized rents	116	—	100	219	—	435
Interest income	—	3,427	—	—	788	4,215
Plus:
Loss on sale of land	26	—	—	—	—	26
Equity in loss of Joint Venture	—	5,427	286	41	—	5,754
Interest Expense	—	—	2,261	—	43	2,304
Depreciation/Amortization	578	208	11,752	199	—	12,737
Management Co. Indirect	841	1,489	441	397	—	3,168
Allocated Corporate Expenses	843	1,557	353	318	—	3,071

Net Operating Income (loss)	1,915	(851)	10,816	8,935	—	20,815

Net Operating Income Reconciliation
Twelve months ended 12/31/20 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Income (loss) from continuing operations	2,944	(3,725)	413	9,508	2,582	11,722
Income Tax Allocation	743	(939)	354	2,398	651	3,207
Income (loss) from continuing operations before income taxes	3,687	(4,664)	767	11,906	3,233	14,929

Less:
Equity in profit of Joint Ventures	—	—	339	—	—	339
Gains on sale of buildings	3,689	1,877	—	3,604	—	9,170
Unrealized rents	153	—	—	235	—	388
Interest income	—	4,133	—	—	3,282	7,415
Plus:
Unrealized rents	—	—	15	—	—	15
Equity in loss of Joint Venture	—	5,990	—	39	—	6,029
Interest Expense	—	—	1,051	—	49	1,100
Depreciation/Amortization	652	214	4,744	218	—	5,828
Management Co. Indirect	634	1,820	208	289	—	2,951
Allocated Corporate Expenses	909	2,108	206	288	—	3,511

Net Operating Income (loss)	2,040	(542)	6,652	8,901	—	17,051